Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 5, 2014, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-196975) and related Prospectus of Tobira Therapeutics, Inc. for the registration of 4,615,385 shares of common stock.

Ernst & Young LLP

Redwood City, California

The foregoing consent is in the form that will be signed upon the effectiveness of the reverse stock split as described in the last paragraph of Note 1 to the financial statements.

/s/ Ernst & Young LLP

Redwood City, California

July 21, 2014